                                                                    EXHIBIT 99.1


BLUE VALLEY BAN CORP                                        NEWS RELEASE
11935 Riley
Overland Park, Kansas 66225-6128              CONTACT:      Mark A. Fortino
                                                            Treasurer
                                                            (913) 338-1000


For Immediate Release Friday, October 10, 2003

            BLUE VALLEY BAN CORP REPORTS THIRD QUARTER 2003 EARNINGS

Overland Park, Kansas, October 10, 2003 - Blue Valley Ban Corp (OTCBB: BVBC) ("the Company") today announced net income of $1.5 million, or fully-diluted earnings per share (EPS) of $0.64, for the third quarter of 2003, compared to net income of $1.7 million, or $0.74 per share for the same period in 2002. Net income for the nine months ended September 30, 2003 was $4.9 million or $2.12 per share, compared to $4.0 million or $1.79 for the same period in 2002.

"Increases in interest rates during the quarter reduced mortgage originations. We expect this trend will continue into the fourth quarter, reducing the contribution from our mortgage divisions" said Robert D. Regnier, Chairman and CEO of Blue Valley Ban Corp.

OPERATING RESULTS

During the third quarter of 2003, net interest income increased 8.1% to $4.6 million compared to $4.2 million for the same period in the prior year, primarily due to growth in earning assets. Noninterest income increased to $6.6 million during this period from $5.3 million in the prior year, an increase of 24.9%. The principal factor driving the increase in noninterest income was Loans Held for Sale Income earned on loans originated and sold by the Company's National and Local Mortgage divisions. The low interest rate environment prevalent throughout most of the year resulted in strong demand for residential mortgage loan originations. Noninterest expense increased 38.0% to $8.7 million compared to $6.3 million in the prior year period. The increase relates primarily to costs associated with the Company's growth and expansion.

For the nine-month period ending September 30, 2003, net interest income increased 13.3% to $13.4 million compared to $11.8 million for the same period in 2002, primarily due to growth in earning assets. Noninterest income increased to $18.9 million during this period from $12.8 million in the prior year, an increase of 47.8%. Noninterest expense increased by 39.3% to $23.4 million compared to $16.8 million in the prior year period. The increase relates primarily to costs associated with the Company's growth and expansion.

Total assets, loans and deposits at September 30, 2003 were $621.4 million, $413.7 million and $465.0 million, respectively, compared to $559.1 million, $357.7 million and $426.7 million one year earlier, respectively, increases of 11.1%, 15.6%, and 9.0%, respectively.

ABOUT BLUE VALLEY BAN CORP

Blue Valley Ban Corp is a bank holding company that, through its subsidiaries, provides banking services to closely-held business, their owners, professionals and individuals in Johnson County, Kansas. In addition, the Company originates residential mortgages locally and nationwide through its InternetMortgage.com website.

This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of those safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, can generally be identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company is unable to predict the actual results of its future plans or strategies with certainty. Factors which could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, fluctuations in market rates of interest and loan and deposit pricing; a deterioration of general economic conditions or the demand for housing in the Company's market areas; legislative or regulatory changes; adverse developments in the Company's loan or investment portfolio; any inability to obtain funding on favorable terms; the loss of key personnel; significant increases in competition; and the possible dilutive effect of potential acquisitions or expansions. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.


                              BLUE VALLEY BAN CORP
                               THIRD QUARTER 2003
                        CONSOLIDATED FINANCIAL HIGHLIGHTS
                (all dollars in thousands, except per share data)
                                   (unaudited)

Three Months Ended September 30                         2003               2002
-------------------------------                         ----               ----
Net interest income                                 $  4,552           $  4,212
Provision for loan losses                                150                660
Non-interest income                                    6,637              5,312
Non-interest expense                                   8,713              6,316
Net income                                             1,495              1,656
Net income per share - Basic                            0.66               0.76
Net income per share - Diluted                          0.64               0.74
Return on average assets                                0.89%              1.22%
Return on average equity                               15.31%             20.76%

Nine Months Ended September 30
------------------------------
Net interest income                                 $ 13,427           $ 11,848
Provision for loan losses                              1,350              1,730
Non-interest income                                   18,941             12,814
Non-interest expense                                  23,384             16,792
Net income                                             4,897              3,997
Net income per share - Basic                            2.19               1.84
Net income per share - Diluted                          2.12               1.77
Return on average assets                                1.05%              1.02%
Return on average equity                               17.61%             17.62%

At September 30
---------------
Assets                                              $621,428           $559,105
Loans                                                413,723            357,738
Deposits                                             464,970            426,719
Stockholders' Equity                                  39,628             32,663